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                                                                     EXHIBIT 77H

RIVERSOURCE SECTOR SERIES, INC.

CHANGES IN CONTROL OF REGISTRANT

For RiverSource Real Estate Fund:

During the six month period ended December 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds, Columbia Income Builder funds, and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.